                             MOORE & VAN ALLEN, PLLC
                                ATTORNEYS AT LAW
                          NATIONSBANK CORPORATE CENTER
                        100 NORTH TRYON STREET, FLOOR 47
                      CHARLOTTE, NORTH CAROLINA 28202-4003
                                 (704) 331-1000



                                September 4, 1997






The Thaxton Group, Inc.
1524 Pageland Highway
Lancaster, South Carolina  29721

Ladies and Gentlemen:

         We have served as special counsel to The Thaxton Group, Inc. (the "Company") in connection with the offering as described in the Company's Registation Statmeent on Form S-4 (Reg. No. 333-28719) (the "Registration Statement") of up to 400,000 of Series A 7.5% Cumulative Covertible Preferred Stock issuable upon the exercise of subscription rights (the "Rights") to holders of record of the Company's common stock. Capitalized terms whcih are used but not defined herein have the meanings ascribed to such terms in the Registration Statement.

         You have requested our opinion as to certain Federal tax aspects of the issuance of shares of Series A Preferred Stock in two-share increments to participating stockholders who tender therefor one share of Common Stock and $10.00 cash, as described in the Registration Statement.

                         DESCRIPTION OF THE TRANSACTION

         The Company has distributed to the holders of record of its Common Stock certain subscription Rights. One Right has been granted for each outstanding share of Common Stock. Each Right entitles the holder to purchase two shares of Series A Preferred Stock by tendering one share of Common Stock and $10.00 cash to the Company. In the event of an oversubscription, shares of Series A Preferred Stock will be allocated on a pro rata basis among participating shareholders. James D. Thaxton, the Company's largest shareholder, has indicated to the Company that he will participate in the Offering only to the extent, if any, that the Offering is undersubscribed.

         The Company's accountants have indicated that for financial accounting purposes the transaction will be treated as if the Company had repurchased each participating share of Common Stock for $10.00 and issued each share of Series A Preferred Stock for $10.00.

The Thaxton Group, Inc.
September 4, 1997


                                   ASSUMPTIONS

         The Company has represented to us, and we have assumed for purposes of this opinion, the following facts and circumstances:

         (1) That the fair market value each share of Series A Preferred Stock received in exchange for a share of Common Stock is equal to the fair market value of the share of Common Stock surrendered in the exchange;

         (2) That the Company has a bona fide business purpose for engaging in the transactions described in the Registration Statement;

         (3) That the offering described in the Registration Statement is an isolated transaction and is not part of a plan to increase periodically the proportionate interest of any shareholder in the assets or earnings and profits of the Company; and

         (4) That the proposed transaction is consummated in accordance with the Registration Statement.

                                     OPINION

         Subject to the assumptions set forth herein, and qualified as set forth in the discussion below, we are of the opinion that:

         (1) The receipt by a participating shareholder of shares of Series A Preferred Stock in exchange for shares of Common Stock and cash as described in the Registration Statement will constitute a "recapitalization" described in section 368(a)(1)(E) of the Code;

         (2) No gain or loss will be recognized to the Company upon the receipt of cash and Common Stock in exchange for the issuance of Series A Preferred Stock; and

         (3) No gain or loss will be recognized to the shareholders of the Company upon the receipt of Series A Preferred Stock in exchange for Common Stock and cash.

                                   DISCUSSION

         Section 368(a)(1)(E) of the Code provides that a tax-free reorganization includes a "recapitalization." Neither the Code nor regulations thereunder define the term "recapitalization." The United States Supreme Court has stated in general terms that a "recapitalization" involves a "reshuffling of a capital structure within the framework of an existing corporation." HELVERING
V. SOUTHWEST CONSOLIDATED CORP., 315 U.S. 194, 202 (1942).

The Thaxton Group, Inc.
September 4, 1997



Rev. Rul 86-25, 1986-1 C.B. 202 articulated the Internal Revenue Service's position that "a transaction that effects a reshuffling of a corporation's capital structure will be respected as a recapitalization exchange ... so long as it has a bona fide business purpose and is an isolated transaction and not part of a plan to increase periodically the proportionate interest of a shareholder in the assets or earnings and profits of a corporation."

         Section 368 is not an elective provision of the Code. If the requirements are met for reorganization treatment pursuant to section 368, the transaction will be treated as a reorganization notwithstanding a contrary treatment for financial accounting purposes. So long as the receipt by the Company of Common Stock and cash is considered to be an integrated transaction with the issuance of Series A Preferred Stock, the transaction should qualify as a "recapitalization" within the meaning of Section 368(a)(1)(E) and Treas. Reg. ss.1-368-2(e) promulgated thereunder, which Regulation specifically sanctions the issuance of preferred stock for common in a recapitalization.

         In Gen. Counsel Memorandum 39261 (1984) the Service considered whether a transaction in which a shareholder first exchanged 15 shares of common stock for cash, and then exchanged 15 shares of common stock for preferred stock, pursuant to an offer that permitted shareholders to elect whether to exchange for cash or stock, should be treated as a recapitalization or as a separate redemption for cash, followed by an exchange for stock. The Memorandum concluded that the exchange of common stock for preferred and cash should be treated as a single transaction since both events were "clearly part of an overall or integrated plan." Similarly, the receipt of common stock and cash by the Company in exchange for preferred stock is part of an overall or integrated plan as described in the Registration Statement.

         Accordingly, we believe that a court would more likely than not hold that the transactions described in the Registration Statement are part of an integrated recapitalization, regardless of their treatment for financial accounting purposes.

         We call to your attention the possibility that the Series A Preferred Stock may be treated as "section 306 stock" by the IRS. Generally, the sale or redemption of section 306 stock will result in the recognition by the stockholder of ordinary income as opposed to capital gain. Normally, preferred stock received in exchange for common stock in a tax-free recapitalization will be section 306 stock if, using the IRS' "cash equivalency test," the issuance of cash to the stockholder instead of preferred stock would have resulted in a dividend. Because the determination of whether the issuance would have resulted in a dividend depends upon many factual determinations, some of which will vary among stockholders, no opinion is given as to whether the Series A Preferred Stock will be "section 306 stock." We note further that if it can be established to the satisfaction of the Treasury under Code section 306(b)(4) that the acquisition and disposition of the stock did not have as a principal purpose the avoidance of federal income tax, the sale or disposition of the stock will not be subjected to ordinary income treatment. Prior to 1989, the IRS ruled on a number of occasions that the issuance of preferred

The Thaxton Group, Inc.
September 4, 1997



stock in a recapitalization by a publicly held corporation did not have as a principal purpose the avoidance of federal income tax. However, in 1989 the IRS indicated that the proper application of section 306(b)(4) was under "intensive study" and revoked its prior favorable rulings. Therefore, although it does not appear that avoidance of federal income tax is a principal purpose of the Offering, it is unlikely that a favorable ruling to that effect would be obtainable from the IRS.

                                   CONCLUSION

         This opinion is given to the Company in connection with the transactions described in the Registration Statement and may not be relied upon by any other party or for any other purpose.

         Where we have rendered a legal opinion in this letter, we have concluded that it is more likely than not that the tax treatment opined upon would be upheld in litigation if such tax treatment were challenged by the IRS. No legal opinion expressed herein is binding upon the IRS and there can be no guarantee that the IRS will not challenge or successfully litigate any tax issue discussed herein. In rendering this opinion we are assuming no obligation to keep the Company or any other party apprised of any changes in law or regulations subsequent to the date hereof.

         The opinions expressed in this letter are based solely upon the information, representations and assumptions set forth herein. No views are expressed with respect to any state and local tax consequences, any federal tax consequences other than those set forth above, including without limitation any determination as to whether the Series A Preferred Stock will constitute "Section 306 stock," or any other federal or state laws not explicitly referred to and discussed.


                                Very truly yours,

                                MOORE & VAN ALLEN, PLLC